Exhibit 4.32

Sanction No: IBL/CAD-CBG/2013-14/11690A/Addendum

Date: 18th March, 2014

To,

The Director,

MAKE MY TRIP (INDIA) PRIVATE LIMITED

UG-7, (Front Side), TDI Mall, Rajouri Garden

New Delhi - 110027, India

Dear Sir/Madam,

Sub: Addendum Sanction Letter

With reference to our Sanction letter ref No IBL/CBG/2013 – 14/ 11321 dated 17th December, 2013 and IBL/CBG/2013 – 14/ 11690 dated 31st January, 2014 and IBL/CAD-CBG/2013 – 14/11690/Addendum dated 07th February, 2014 to you wherein we have conveyed the Sanctioned and enhancement of Credit Facilities in favor of your company against the terms and conditions as stipulated therein the aforesaid letter.

In the context and as per of your request, we are pleased to advice you the following addition/modification in the limits as mentioned below:

Existing Facility & Limits		Revised Facility & Limits
Facility	Limits	Facility	Limits
Bank Guarantees-I (For IATA)	12,500.00	Bank Guarantees-I (For IATA)	12,500.00
Bank Guarantees-ll (For Other airlines)	1,500.00*	Bank Guarantees-ll (For Other airlines)	1,500.00*
Overdraft against Fixed deposit facility	3,000.00	Overdraft against Fixed deposit facility	3,000.00
Overdraft	1,500.00	Overdraft (OD)	1,500.00
Overdraft against Card Receivables of Amex	2,000.00	Bank Guarantees-III (For Operational requirement) (Sublimit of OD Limits)&	(1000.00)
Forward Cover Limit	6,250.00	Overdraft against Card Receivables of Amex	2,000.00
MTM Threshold (@ 8% on notional)	500.00	Forward Cover Limit	6,250.00
		MTM Threshold (@ 8% on notional)	500.00

*lnterchangeability permitted between BG II and BG I.

& BG facility of INR 1000 Lacs is Sublimit of OD facility of INR 1500 Lacs.

All other terms and conditions set out in all our earlier Sanction Letters shall remain unchanged.

All the securities created in favour of the Bank shall continue in full force and effect for the above additional/amended terms and conditions also.

Page I of 3

Gurgaon-Administrative Office: IndusInd Bank Limited, 3rd Floor, Bldg. No. 10, Tower-B, DLF Cyber City, Gurgaon 122 002 (Haryana), India. Tel: (0124) 4749500 Fax: (0124) 4749595

Registered Office: 2401 Gen. Thimmayya Road, Pune 411 001, India Tel.: (020) 2634 3201 Fax: (020) 2634 3241 Visit us at www.indusind.com

You are requested to return a duplicate copy of this letter duly signed by you in token of your acceptance of the terms and conditions hereof.

Yours faithfully,

For Induslnd Bank Limited	Induslnd Bank Limited

/s/ Anuragh Mathur	/s/ Shailendra Chaudhary
Anuragh Mathur	Shailendra Chaudhary
(Relationship Manager)	(VP – Commercial Banking)

Accepted the aforesaid Terms and Conditions Borrower:
For MAKE MY TRIP (INDIA) PVT. LTD.

/s/ Vikas Saini /s/ Malaya Kumar Pallai
Authorised Signatory

Accepted the aforesaid Terms and Conditions Guarantors –
For Make My Trip Ltd (Mauritius)

/s/ Mohit Kabra
Authorised Signatory

ANNEXURE I

Terms

Make My Trip (India) Pvt. Ltd.

Type of Facility	Bank Guarantee
Nature	Financials/ Performance Guarantees
Limit	INR 1000 Lacs
Purpose	To be submitted for regular business purpose.
Period of Sanction	12 months
Cash Margin	NIL
Commission	0.50% p. a. plus applicable taxes
Tenor (including claim period)	18 Months including claim period (In case of guarantees exceeding 18 months Bank has the right to call for such guarantees to be covered by full cash margin from 19th month onwards)
Primary Security	Exclusive charge on the assets of the company.
Guarantees	Corporate Guarantee of MakeMy Trip Limited (Mauritius)
Other Terms	1. Company to undertake to route at least Rs.1000 crore of throughput from IBL counters. 2. Corporate Guarantee of MakeMy Trip Limited shall be obtained within 30 days of disbursement.

Special Covenants for Bank Guarantee

1.	The Bank will not normally issue any guarantee that:

a.	Does not contain a clause limiting the liability and the period for honoring claims, in a form approved by the Bank

b.	Contains any onerous clause or places a undue liability, or is required in a format not acceptable to the Bank.

c.	Requires the Bank to automatically renew / extend the guarantee

d.	Relates to performance of an obligation not related to borrower’s normal business

e.	The Bank has not received, to its satisfaction, documentary evidence of the underlying obligation and of the Borrowers ability to fulfil the same.

2.	Payment will be made on an invoked Bank Guarantee, immediately on receipt of a valid claim, under intimation to you, by debit to your operative cash credit/ current account, for which you are obliged to make good the funds, forthwith.

3.	The company and the guarantor shall undertake to provide full margin if the Bank does not want to renew the guarantee. In case of BGs issued for more than 18 months validity, the Bank has right to demand 100% cash margin in deposit, after the expiry of 18 months.

4.	The borrower should submit a quarterly certificate from a practicing CA/statutory auditor that all payments/ settlements to IATA were done promptly, listing out instances of delays, beyond 3 days if any.

5.	The company/ Borrower should undertake to inform the Bank immediately, by means of a special letter, in case of any adverse event as regards performance of the underlying obligation such as claims, counterclaims, dispute, cost and time overruns Court / Arbitration proceedings and the like.